Exhibit 99.1

PondelWilkinson Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91361
Investor Relations Strategic Public Relations	T (310) 279 5980 W www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

NEWS		Hilton H. Schlosberg
RELEASE		Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2021 SECOND QUARTER FINANCIAL RESULTS

-- Record Second Quarter Net Sales Rise 33.6 Percent to $1.46 Billion --

-- Second Quarter Net Income Increases 29.7 Percent to $403.8 Million --

-- Second Quarter Net Income Per Diluted Share Increases 28.6 Percent to $0.75 Per Share --

Corona, CA – August 5, 2021 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2021, including an update on the impact of the COVID-19 pandemic.

Despite the ongoing impact of the COVID-19 pandemic, the Company achieved record second quarter net sales. The Company continues to experience shortages in its aluminum can requirements in North America and Europe, given the Company’s volume growth and the current supply constraints in the aluminum can industry. The Company is also experiencing delays in procuring certain ingredients, both domestically and internationally. As a result, the Company has not been able to fully satisfy demand in the United States and EMEA in the 2021 second quarter. The Company has taken steps to source additional quantities of aluminum cans from the United States, South America and Asia, however, logistical issues, including shortages of shipping containers and port of entry congestion, could delay the ongoing international supply of aluminum cans.

As of June 30, 2021, the Company had $1.58 billion in cash and cash equivalents, $969.0 million in short-term investments and $91.0 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

Second Quarter Results

The adverse impact of the COVID-19 pandemic on the Company’s net sales was more pronounced in the comparative 2020 second quarter.

(more)

Monster Beverage Corporation
2-2-2

Net sales for the 2021 second quarter increased 33.6 percent to $1.46 billion, from $1.09 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2021 second quarter of $38.6 million.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body Fuel® high performance energy drinks, increased 33.0 percent to $1.37 billion for the 2021 second quarter, from $1.03 billion for the 2020 second quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $35.5 million for the 2021 second quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 45.9 percent to $86.9 million for the 2021 second quarter, from $59.6 million in the 2020 second quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $3.1 million for the 2021 second quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased to $7.9 million for the 2021 second quarter, from $6.6 million in the 2020 second quarter.

Net sales to customers outside the United States increased 66.4 percent to $546.3 million in the 2021 second quarter, from $328.3 million in the 2020 second quarter. Such sales were approximately 37 percent of total net sales in the 2021 second quarter, compared with 30 percent in the 2020 second quarter.

Gross profit as a percentage of net sales, for the 2021 second quarter was 57.2 percent, compared with 60.3 percent in the 2020 second quarter. The decrease in gross profit as a percentage of net sales for the 2021 second quarter was primarily the result of geographical sales mix and increased input costs (mainly increased raw material freight-in costs and aluminum can costs).

Operating expenses for the 2021 second quarter were $310.9 million, compared with $252.2 million in the 2020 second quarter. As a percentage of net sales, operating expenses for the 2021 second quarter were 21.3 percent, compared with 23.1 percent in the 2020 second quarter. The increase in operating expenses was primarily due to decreased expenditures in the comparative 2020 second quarter for sponsorships, endorsements, and other marketing activities, all largely a consequence of the COVID-19 pandemic. The increase in operating expenses for the 2021 second quarter was partially offset by $16.9 million due to the reversal of amounts previously accrued in connection with an intellectual property claim.

Distribution costs as a percentage of net sales were 4.4 percent for the 2021 second quarter, compared with 3.6 percent in the 2020 second quarter.

Selling expenses as a percentage of net sales for the 2021 second quarter were 9.0 percent, compared with 8.8 percent in the 2020 second quarter.

General and administrative expenses for the 2021 second quarter were $115.0 million, or 7.9 percent of net sales, compared with $116.8 million, or 10.7 percent of net sales, for the 2020 second quarter. Stock-based compensation was $17.3 million for the second quarter of 2021, compared with $16.1 million in the 2020 second quarter.

(more)

Monster Beverage Corporation

3-3-3

Operating income for the 2021 second quarter increased to $526.0 million, from $407.3 million in the 2020 second quarter.

The effective tax rate for the 2021 second quarter was 23.4 percent, compared with 23.2 percent in the 2020 second quarter.

Net income for the 2021 second quarter increased 29.7 percent to $403.8 million, from $311.4 million in the 2020 second quarter. Net income per diluted share for the 2021 second quarter increased 28.6 percent to $0.75, from $0.59 in the second quarter of 2020.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “We are pleased with our record financial results for the second quarter, despite the impact of the COVID-19 pandemic and particularly of the Delta variant.

“The energy drink category, and in particular our Monster Energy® brand, continues to demonstrate sustained growth in most of our markets.

“In the second quarter of 2021, we continued to secure distribution in both our domestic and international markets for our products, including our new products introduced earlier this year. We are planning for additional launches during the second half of 2021,” Sacks added.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “The Company experienced challenges keeping up with demand in the second quarter in the United States and in EMEA, largely as a result of a shortage in aluminum cans. In order to satisfy increased demand, we have secured aluminum cans in excess of our contracted volumes from the United States, South America and Asia, with expected deliveries increasing sequentially during the latter half of the year. However, the shortage of shipping containers, as well as global port congestion may delay the arrival of imported cans. In addition, the Company has entered into supply agreements with two new aluminum can suppliers in the United States, which are expected to be operational in the 2021 fourth quarter.

“To meet such increased demand, we experienced freight inefficiencies in the United States and in EMEA, which resulted in increased costs of sales as well as increased operating expenses in the 2021 second quarter.  We are continuing to experience increased input costs including from aluminum,” Schlosberg added.

2021 Six-Months Results

Net sales for the six-months ended June 30, 2021 increased 25.5 percent to $2.71 billion, from $2.16 billion in the comparable period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the six-months ended June 30, 2021, of $47.9 million.

Gross profit as a percentage of net sales for the six-months ended June 30, 2021 was 57.4 percent, compared with 60.1 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2021 were $611.7 million, compared with $524.4 million in the comparable period last year.

Operating income for the six-months ended June 30, 2021 increased to $940.1 million, from $772.3 million in the comparable period last year.

The effective tax rate was 23.5 percent for both the six-months ended June 30, 2021 and 2020.

(more)

Monster Beverage Corporation

4-4-4

Net income for the six-months ended June 30, 2021 increased 21.8 percent to $719.0 million, from $590.2 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2021 increased 21.9 percent to $1.34, from $1.10 in the comparable period last year.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2021 second quarter. As of August 5, 2021, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, August 5, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster™ non-carbonated energy drinks, Monster Hydro® Energy Water™ non-carbonated refreshment + energy drinks, Monster Hydro Super Sport™ Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North™ Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

(more)

Monster Beverage Corporation

5-5-5

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic, including the new variants, as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the impact on consumer demand of the resurgence of the COVID-19 pandemic, including new variants, in many of the countries and territories in which we operate resulting in a number of countries, reinstituting lockdowns and other restrictions; fluctuations in growth rates and/or decline in sales of the domestic and international energy drink categories generally, including in the convenience and gas channel (which is our largest channel), and the impact on demand for products resulting from deteriorating economic conditions and/or financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the new U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2020, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2021 AND 2020

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales¹	$1,461,934	$1,093,896	$2,705,751	$2,155,993

Cost of sales	625,096	434,427	1,153,976	859,329

Gross profit¹	836,838	659,469	1,551,775	1,296,664
Gross profit as a percentage of net sales	57.2%	60.3%	57.4%	60.1%

Operating expenses	310,863	252,205	611,652	524,412
Operating expenses as a percentage of net sales	21.3%	23.1%	22.6%	24.3%

Operating income¹	525,975	407,264	940,123	772,252
Operating income as a percentage of net sales	36.0%	37.2%	34.7%	35.8%

Interest and other income (expense), net	872	(1,796)	111	(923)

Income before provision for income taxes¹	526,847	405,468	940,234	771,329

Provision for income taxes	123,085	94,099	221,278	181,125
Income taxes as a percentage of income before taxes	23.4%	23.2%	23.5%	23.5%

Net income	$403,762	$311,369	$718,956	$590,204
Net income as a percentage of net sales	27.6%	28.5%	26.6%	27.4%

Net income per common share:
Basic	$0.76	$0.59	$1.36	$1.11
Diluted	$0.75	$0.59	$1.34	$1.10

Weighted average number of shares of common stock and common stock equivalents:
Basic	528,653	526,911	528,425	531,486
Diluted	535,557	531,191	535,324	535,897

Case sales (in thousands) (in 192-ounce case equivalents)	161,450	116,960	300,017	232,559
Average net sales per case²	$9.01	$9.30	$8.97	$9.22

¹Includes $10.4 million and $10.5 million for the three-months ended June 30, 2021 and 2020, respectively, related to the recognition of deferred revenue. Includes $20.9 million and $21.1 million for the six-months ended June 30, 2021 and 2020, respectively, related to the recognition of deferred revenue.

²Excludes Other segment net sales of $7.9 million and $6.6 million for the three-months ended June 30, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $13.6 million and $11.7 million for the six-months ended June 30, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,584,239	$1,180,413
Short-term investments	968,952	881,354
Accounts receivable, net	909,169	666,012
Inventories	382,890	333,085
Prepaid expenses and other current assets	83,086	55,358
Prepaid income taxes	22,339	24,733
Total current assets	3,950,675	3,140,955

INVESTMENTS	91,033	44,291
PROPERTY AND EQUIPMENT, net	309,178	314,656
DEFERRED INCOME TAXES, net	241,297	241,650
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,058,323	1,059,046
OTHER ASSETS	89,394	70,475
Total Assets	$7,071,543	$6,202,716

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$362,900	$296,800
Accrued liabilities	172,498	142,653
Accrued promotional allowances	227,414	186,658
Deferred revenue	46,656	45,429
Accrued compensation	46,770	55,015
Income taxes payable	31,289	23,433
Total current liabilities	887,527	749,988

DEFERRED REVENUE	252,056	264,436

OTHER LIABILITIES	26,462	27,432

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 639,576 shares issued and 528,857 shares outstanding as of June 30, 2021; 638,662 shares issued and 528,097 shares outstanding as of December 31, 2020	3,198	3,193
Additional paid-in capital	4,597,333	4,537,982
Retained earnings	7,151,030	6,432,074
Accumulated other comprehensive (loss) income	(16,822)	3,034
Common stock in treasury, at cost; 110,719 and 110,565 shares as of June 30, 2021 and December 31, 2020, respectively	(5,829,241)	(5,815,423)
Total stockholders' equity	5,905,498	5,160,860
Total Liabilities and Stockholders’ Equity	$7,071,543	$6,202,716